Exhibit 10.61

ING INSURANCE AMERICAS

409A DEFERRED COMPENSATION SAVINGS PLAN

Effective as of January 1, 2005

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ARTICLE 5.	PARTICIPANT ACCOUNTS	12
5.1	Investment Elections	12
5.2	Valuation of Participant Accounts	13

ARTICLE 6.	PAYMENT OF ACCOUNTS	13
6.1	Payments to a Participant	13
6.2	Payments to a Beneficiary	14
6.3	Financial Hardship Withdrawal	14
6.4	Payments to Specified Employees	15

ARTICLE 7.	ADMINISTRATION	15
7.1	Administration	15
7.2	Appeal from a Claim Denial	15
7.3	Tax Withholding	16
7.4	Expenses	17
7.5	Account Corrections	17

ARTICLE 8.	ADOPTION OF THE PLAN BY AN AFFILIATE; AMENDMENT AND TERMINATION OF THE PLAN	17
8.1	Adoption of the Plan by an Affiliate	17
8.2	Amendment and Termination	17

ARTICLE 9.	MISCELLANEOUS PROVISIONS	17
9.1	No Contract of Employment	17
9.2	Financing	17
9.3	Unsecured Interest	18
9.4	Nontransferability	18
9.5	Severability	18
9.6	Compliance with Code Section 409A	18
9.7	Applicable Law	18
9.8	Lost Distributees	19

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Exhibit 10.61

ING INSURANCE AMERICAS

409A DEFERRED COMPENSATION SAVINGS PLAN

Effective as of January 1, 2005

ARTICLE 1.

ESTABLISHMENT AND PURPOSE

1.1	Purpose of the Plan

Effective January 1, 2005, ING North America Insurance Corporation (the “Company”) decided to amend, restate and rename the ING Americas Deferred Compensation Savings Plan (“DCSP”) as the ING Insurance Americas 409A Deferred Compensation Plan (the “Plan”). The Plan applies to deferrals and contributions made on or after January 1, 2005.

The Plan is a nonqualified deferred compensation plan that is comprised of two separate components. One component provides benefits attributable solely to the benefits that would have been provided to employees under the ING Americas Savings Plan and ESOP but for the application of Code Sections 401(a)(17) or 402(g) (as increased for cost of living), which is sometimes referred to as a “spillover plan” or “mirror plan”. The other component provides for deferrals and a matching contribution on certain deferrals made under the Plan.

The Plan shall be maintained as an unfunded plan of deferred compensation for a select group of management or highly compensated employees. The Plan is intended to be a “top hat” plan that is exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.

For amounts deferred to the Plan or attributable to Plan participation on or after January 1, 2005, the Plan, as amended and restated, is intended to reflect the provisions of Code Section 409A and the transition rules contained in Notice 2005-1 and subsequent Notices and releases. Amounts deferred or attributable to participation in the DCSP prior to January 1, 2005, shall continue to be governed by the DCSP as in effect on December 31, 2004 and shall be treated as “grandfathered” for purposes of Code Section 409A.

1.2	Applicability of the Plan

The provisions of the Plan, as set forth herein, are applicable only to Employees who are employed by an Employer on or after January 1, 2005 and who elect to participate in the Plan on and after that date and with respect to the portion of their Account attributable to deferrals and participation on and after January 1, 2005. The terms of the DCSP, as in effect on December 31, 2004, shall continue to apply to all former employees and Participants who had or have an account under the DCSP, including a Participant with a “prior plan account” under the DCSP. These amounts shall be treated as “grandfathered” accounts for purposes of Code Section 409A.

Effective January 1, 2006, an Employee who is performing services as an expatriate shall be eligible to participate in the spillover portion of the Plan during his or her assignment as an expatriate.

ARTICLE 2.

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized herein. The definition of any term in the singular shall also include the plural, whichever is appropriate in the context.

2.1	Account

Account means the bookkeeping account maintained for each Participant that represents the Participant’s total interest under the Plan as of any Valuation Date. An Account may consist of one or more sub-accounts, including but not limited to, the Spillover Sub-Account, the Deferral Sub-Account, and the Restoration Match Sub-Account.

2.2	Affiliate

Affiliate means any corporation, association, joint venture, proprietorship, or partnership while it is connected with the Company through stock ownership, common control, membership in an affiliated service group, or otherwise within the meaning of Code Sections 414(b), (c), (m), and (o).

2.3	Beneficiary

Beneficiary means the person or persons designated by the Participant to receive any benefits payable from the Participant’s Account as a result of his or her death. Each Participant shall designate his or her Beneficiary (or change this designation) at a time and in a manner specified by the Plan Administrator. To be effective, a properly completed beneficiary designation form must be on file with the Plan Administrator at the time of the Participant’s death. If no person is designated as a Beneficiary, if a designation is revoked, if a designation is ineffective for any reason, or if no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

2.4	Code

Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular Section of the Code shall also include the regulations promulgated under such Section.

2.5	Company

Company means ING North America Insurance Corporation or any successor thereto that adopts and continues the Plan.

2.6	Compensation

Compensation means the Participant’s “compensation” for purposes of the 401(k) Savings Plan determined without regard to the limitations of Code Section 401(a)(17), as increased for cost of living.

2.7	Distribution Election

Distribution Election means the date and form a Participant elects to have payments of his or her Account made pursuant to Section 4.5, as in effect from time to time.

2.8	DCSP

DCSP means the ING Americas Deferred Compensation Savings Plan, as in effect on December 31, 2004, or as subsequently amended.

2.9	Employee

Employee means any person employed by an Employer; provided, however, that beginning on January 1, 2006, an Employee who is performing services as an expatriate shall be eligible to participate in the spillover portion of the Plan for the period during which the Employee is on foreign assignment.

2.10	Employer

Employer means the Company, the Affiliates listed on Attachment A and any other Affiliate that adopts the Plan with the approval of the Company.

2.11	Enrollment Process

Enrollment Process means the process established by the Plan Administrator for use by a Participant in electing to participate in the Plan for a Plan Year pursuant to Section 3.2, with such process requiring the Participant to specify the type and amount to be deferred and duration of that deferral.

2.12	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended or as it may be amended from time to time. A reference to a particular Section of ERISA shall also include the regulations promulgated under such Section.

2.13	401(k) Savings Plan

401(k) Savings Plan means the ING Americas Savings Plan and ESOP, as in effect from time to time.

2.14	Investment Fund or Investment Funds

Investment Fund or Investment Funds means any fund or funds designated by the Plan administrator as investment benchmark options available to the Participants in the Plan for purposes of determining the hypothetical investment gains or losses credited to Participant Accounts. The Plan Administrator shall have the sole and absolute discretion to establish and terminate Investment Funds at any time as it may deem appropriate or necessary.

2.15	Match Contribution

Match Contribution means the amount the Company contributes to the Plan which is 6 percent (6%) or such other amount as determined by the Company, times the amount a Participant defers to the Plan under Section 4.1(a), (b), (c) or (d).

2.16	Participant

Participant means an Employee who has satisfied the participation requirements described in Section 3.2.

2.17	Plan

Plan means the ING Insurance Americas 409A Deferred Compensation Savings Plan, as in effect on and after January 1, 2005, as it may be amended from time to time.

2.18	Plan Administrator

Plan Administrator means the Company or its delegate that is responsible for the administration and operation of the Plan.

2.19	Plan Year

Plan Year means the calendar year.

2.20	Restoration Match Contribution

Restoration Match Contribution means the amount the Company contributes to the Plan which is 6 percent (6%) or such other amount as determined by the Company, times the amount a Participant defers to the Plan under Section 4.1(e).

2.21	Retirement

Retirement means Termination of Employment after age 55 and completion of at least 5 “years of vesting service”, as that term is defined in the ING Americas Retirement Plan, as in effect from time to time.

2.22	Salary

Salary means the Employee’s regular base salary from the Employer, exclusive of any Variable Compensation, and determined before reduction for amounts deferred pursuant to a nonqualified deferred compensation plan, including but not limited to the Plan, and before reduction for any contributions made on the Participant’s behalf under a plan maintained by the Company or an Affiliate under Code Sections 125, 132(f) or 401(k).

2.23	Specified Employee

Specified Employee means those key employees (as that term is defined in Code Section 416(i)(1)) identified pursuant to the procedures established by the Company, which shall be based on Compensation determined as of December 31 of each calendar year and determined and documented no later than March 31 of the immediately following calendar year.

2.24	Termination of Employment

Termination of Employment means the date a Participant has a “termination of employment”, as determined by the Plan Administrator in its sole and absolute discretion. For these purposes, a termination of employment shall be deemed to occur if the level of bona fide services the Participant would perform is permanently decreased to no more than 20% of the level of services provided over the immediately preceding 36-month period (or the full period of service the Participant provided to his or her Employer), with such 36-month period beginning on the date immediately preceding the date on which such change in the level of services occurs. For purposes of determining whether a termination from service has occurred, services provided as an independent contractor shall be considered services as an employee, as will any service to any Affiliate.

2.25	Valuation Date

Valuation Date means each day on which the New York Stock Exchange is open for business.

2.26	Variable Compensation

Variable Compensation means any short-term incentive plan award (including but not limited to incentive compensation, sales and commission based compensation and/or bonus and excluding sign-on bonuses, expense reimbursements or any similar type payments made by the Employer) and any long-term incentive plan award (including but not limited to restricted stock and leo performance share awards and excluding leo stock options) payable to a Participant on account of services performed by the Participant

2.27	Years of Service

Years of Service means a Participant’s years of employment with the Company or an Affiliate measured from his or her hire date and anniversaries of that date.

ARTICLE 3.

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility

An Employee shall be eligible to participate in the Plan for a Plan Year if he or she:

a.	has annual Salary equal to or greater than $150,000 beginning with the 2009 Plan Year ($125,000 for the 2005 through 2008 Plan Years) or such other amount as determined by the Company for a Plan Year, as indicated on the Employer’s payroll records as of the first day of May of the preceding Plan Year; or

b.	participates in a sales-based compensation plan and the sum of his or her actual Salary plus actual sales-based earnings exceeds $150,000 beginning with the 2009 or such other amount as determined by the Company for a Plan Year, as indicated in the payroll records of the Employer. For the 2005 through 2008 Plan Years, eligibility shall be the sum of the Participant’s actual Salary plus actual sales-based earnings in excess of $125,000, for each of the three (3) 12-month periods beginning on May 1 and ending on the following April 30th, as indicated in the payroll records of the Employer. Beginning August 1, 2008, the measurement period for determining eligibility for an Employee who participates in a sales-based program shall be reduced from three (3) consecutive 12-month periods to a single, 12-month period beginning on May 1 and ending on the following April 30th; or

c.	is hired during a Plan Year with an annual Salary equal to or greater than $150,000 beginning with the 2009 Plan Year ($125,000 for the 2005 through 2008 Plan Years) or such other amount as determined by the Company for a Plan Year, as indicated on the Employer’s payroll records.

Eligibility for participation in the Plan does not guarantee actual participation. Notwithstanding the foregoing, the Company may establish eligibility criteria that takes into account compensation payable by an Affiliate for an Employee who is assigned by an Employer to an Affiliate located outside of the U.S. Notwithstanding the foregoing, a former Citigroup LLC or State Street Bank and Trust Company employee who transferred to the Company or an Employer in connection with the acquisition of CitiStreet LLC by Lion Connecticut Holdings Inc. shall not be eligible to participate in the Plan during the 2008 or 2009 Plan Years.

3.2	Participation

a.

Election to Participate in the Plan. An eligible Employee may elect, in the manner and using the Enrollment Process established by the Plan Administrator, to participate in the Plan for a Plan Year by properly completing the Enrollment Process. The Enrollment Process is an on-line process which requires the eligible Employee to make certain elections and to complete certain forms maintained electronically. To commence participation, an eligible Employee must timely complete the Enrollment Process and provide and/or return any other documents required by the Plan Administrator for participation. To be timely, a Participant must complete the Enrollment Process no later than (A) the annual enrollment period cut off date established by the Plan Administrator, which cutoff date cannot be later than December 31 of the immediately preceding Plan Year with respect to participation in the immediately following Plan Year (June 30 of the immediately preceding Plan Year with respect to performance payments to be made in the following year), or (B) for an Employee who is a new hire during a Plan Year, no later than 30 days after his or her date of hire. After the end of the applicable enrollment period, an election to participate may not be changed or revoked, although the timing and form of distribution may be changed in accordance with the provisions of Section 4.4.

b.	Changes in Elections to Participate in the Plan. Notwithstanding anything herein to the contrary, the Plan Administrator may provide for changes in elections to participate, and amounts to be deferred to the Plan, that are in addition to the annual Enrollment Process, provided such ability to change elections is made available to all eligible Employees and such election changes comply with all provisions of the Code, including but not limited to, Code Section 409A. To be effective, an eligible Employee must complete the process of changing an election to participate or deferral amount within the time period established for such election changes.

c.	Commencement of Participation. Participation for a Plan Year shall commence as of the first day of the Plan Year to which the Enrollment Process applies, or in the case of a new hire during the Plan Year, as soon as practicable after he or she completes the Enrollment Process.

d.	Duration of Participation. A Participant must elect to participate in the Plan annually; provided, however, the Plan Administrator may establish rules that permit an election under Sections 3.2(a), 3.2(b) and 3.2(c) to remain in effect for subsequent Plan Years. In the absence of any such rules, an election to participate shall expire on December 31 of the Plan Year in which it first became effective. An eligible Employee who elects not to participate in the Plan will not be enrolled in any subsequent Plan Year unless he or she affirmatively elects participation in accordance with Section 3.2(a). A Participant shall cease to be an active Participant on the earlier of his or her ceasing to meet the eligibility requirements under Section 3.1. A Participant who transfers to an Affiliate who has not adopted the Plan shall cease active participation in the Plan as of the date he or she ceases employment with the Employer. A Participant who ceases to be an active Participant shall be an inactive Participant and shall retain all the rights described under the Plan, except the right to have additional deferrals or matching contributions credited to his or her Account as provided for in Section 4.1, until such time as he or she once again satisfies the eligibility requirements of Section 3.1 and timely elects to participate in the Plan for a subsequent Plan Year, in accordance with Section 3.2(a). For clarification purposes only, a Participant who elects to defer a portion of his or her sales-based earnings shall have such election to participate apply to the subsequent Plan Year.

ARTICLE 4.

DEFERRALS AND COMPANY MATCH

4.1	Amount of Deferral

For each Plan Year, in accordance with rules established by the Plan Administrator, a Participant may elect to defer (in whole percentages):

a.	Salary Deferrals. Up to 50 percent (50%) or a specified dollar amount (in whole dollars that does not exceed 50 percent (50%) of Salary) of the Salary that would otherwise be payable to the Participant during the Plan Year;

b.	Sales-based Commission Compensation. A Participant may defer up to 100% of his or her sales-based commission compensation or a specified dollar amount that would otherwise be payable to the Participant in the calendar year immediately succeeding the end of the Plan Year; provided, however, that effective on January 1, 2009, a Participant may only elect to defer up to 50% of his or her sales-based commission compensation. By way of example only, an election to participate and defer sales-based commissions made for the 2005 Plan Year shall apply to sales-based commission paid in 2006 and an election not to participate with respect to 2007 commissions shall apply to payments made in 2008; and/or

c.	Short-Term Variable Compensation. For the 2005 through 2008 Plan Years up to 100 percent (100%) or a specified dollar amount (in whole dollars that does not exceed 100 percent (100%) of Variable Compensation) of the Variable Compensation consisting of short-term incentive payments, including but not limited to, sales/commission payments that would otherwise be earned by the Participant during the Plan Year; and beginning with the 2009 Plan Year, excluding sales-based commission payments, which deferral shall be limited as specified in Section 4.1(b); and/or

d.	Long-Term Variable Compensation. Up to 100 percent (100%) in whole percentages of Variable Compensation consisting of long-term incentive awards that will become vested or payable to the Participant during the Plan Year, provided, however, that elections to defer restricted stock must be made during the annual enrollment period of the year preceding the year of grant.

e.	Spillover Deferrals. An amount between 1 percent (1%) and 20 percent (20%) in whole percentages of Compensation. Spillover deferrals will commence upon a Participant reaching the maximum salary deferral amount under Code Section 402(g) (as increased for cost of living) or having reached the compensation limit under Code Section 401(a)(17) (as adjusted for cost of living) in the 401(k) Savings Plan, such that the Participant is no longer permitted to make salary deferral contributions to the 401(k) Savings Plan. For this purpose, catch-up and rollover contributions made by the Participant to the 401(k) Savings Plan are not taken into account.

f.	Employees on Foreign Assignment. Notwithstanding anything herein to the contrary, for the 2005 through 2008 Plan Years, the Company may determine which portion of a Participant’s compensation payments will be eligible for deferrals hereunder if such Participant is on assignment to a foreign Affiliate and whether or not such deferral shall be eligible for a Matching Contribution. There is no requirement that each such Participant be treated the same and the determination shall be made in the sole and absolute discretion of the Company. Beginning with the 2009 Plan Year, a Participant on foreign assignment as an expatriate shall be eligible to participate only in the spillover portion of the Plan for any period during which the majority of his or her work time is spent on foreign assignment. Notwithstanding the foregoing, nothing in this subparagraph f shall be deemed to permit the cessation of deferrals to the Plan that would be in violation of Code Section 409A.

Each deferral made under this Section 4.1 shall be credited to the Participant’s Account as soon as administratively practicable after the date on which the amount deferred would have been paid to the Participant.

4.2	Match Contribution and Restoration Match Contribution

a.	Match Contribution. For each Plan Year, each Participant who has elected deferrals pursuant to Sections 4.1(a), (b) and (c) and where applicable (f) shall have credited to his or her Account a Matching Contribution.

b.	Restoration Match Contribution. For each Plan year, each Participant who has elected spillover deferrals pursuant to Section 4.1(e) shall have credited to his or her Account a Match Contribution in the amount that would have been credited to the Participant’s matching account under the 401(k) Savings Plan as if (i) the Plan Section 4.1(e) deferrals had been credited to the 401(k) Savings Plan instead, (ii) “compensation” as defined in the 401(k) Savings Plan included deferrals under a nonqualified deferred compensation plan, such as the Plan, and (iii) the limitation on compensation under Code Section 401(a)(17) and the limit on contributions under Code Section 402(g) (each as increased for cost of living) were not applicable. Notwithstanding clause (ii) above, Compensation that is not otherwise included in the definition of “compensation” under the 401(k) Savings Plan (by way of example only, long-term incentive plan awards), shall not be included for purposes of determining the Restoration Match Contribution and the maximum amount of eligible Compensation that may be taken into account is 3 times the Code Section 401(a)(17) limit (as adjusted for cost of living).

c.	Credit to Accounts. Match Contributions and Restoration Match Contributions shall be credited to the Participant’s Account as soon as administratively practicable after the date on which the contributions under Sections 4.1(a), (b), (c) and (d) have been credited to the Participant’s Account.

4.3	Vesting

A Participant shall, at all times, be one hundred percent (100%) vested in his or her Account.

4.4	Length of Deferral Period

a.	General Rule. Except as provided in Subsection 4.4(b) and Section 6.1 below, payment of a Participant’s Account shall begin as soon as administratively practicable (on a regularly scheduled payroll date of the Company) following the Participant’s Termination of Employment. Payment shall be made in the form elected by the Participant under Section 4.5; but in no event later than sixty (60) days from the date payment is required to be made. Consent of the Participant to such payment shall not be required.

b.	In-Service Distribution Election. At the time a Participant completes the Enrollment Process, he or she may specify a deferral period that will end as of a specified date that is at least two (2) years after the date on which the deferral election takes effect, but may not be later than the date on which the Participant attains age 65. If the Participant makes an election under this Section 4.4(b), the portion of the balance allocated to the Participant’s Account as a result of the deferral election with respect to which the Participant elected an in-service distribution date shall be distributed to the Participant on this stated distribution date, provided such Participant has not incurred a Termination of Employment prior to such elected distribution date. Notwithstanding the foregoing provisions of this Section 4.4(b), a Participant’s Account shall be distributed to him or her on his or her Termination of Employment if such date occurs prior to the in-service distribution date elected by the Participant or as subsequently changed pursuant to Subsection 4.4(c). A Participant may elect a different distribution date for each Plan Year.

c.	Revised Distribution Election. A Participant may elect to change a deferral period previously elected under Subsection 4.4(b) above or amounts attributable to participation in the DCSP, by filing with the Plan Administrator, or a person designated by the Plan Administrator to accept such election, the form provided for this purpose by the Plan Administrator (which may be an electronic form), with such form specifying the revised deferral period which, for amounts deferred or contributed on or after January 1, 2005, must be no less than five (5) calendar years from the distribution date as most recently in effect. This election to change the deferral period must be made no later than at least one year and one day before the original payment date in his or her Distribution Election, or if applicable, the Participant’s revised Distribution Election, and to be effective the Participant must be employed by the Company or an Affiliate on the revised payment date. If an election for a revised payment date is ineffective for any reason, the Participant’s most recent Distribution Election that was timely made and was effective shall govern the distribution. For amounts deferred or contributed on or after January 1, 2005, a Participant shall not be permitted to accelerate his or her time of distribution under this Section 4.5.

d.	Revised Distribution Election Opportunity. Notwithstanding anything herein to the contrary, Participant’s may be given an opportunity to change their distribution elections for deferrals made in the 2005, 2006 and/or 2007 Plan Years, under the transitional guidance issued by the IRS under Code Section 409A. Participants shall make their distribution election changes during a period of time established by the Plan Administrator for this purpose. All such changes in deferral elections shall prohibit the acceleration of any payments into the current calendar year and shall not be subject to the one year and five year requirements provided for in Section 4.4(c).

4.5	Form of Payment

a.	Distribution Election. At the time a Participant elects to participate in the Plan, he or she shall elect the form in which his or her Account shall be distributed at Termination of Employment or at the date specified for an in-service distribution. The Participant may elect either:

(1)	a lump sum payment, payable as soon as administratively practicable on a Company regularly scheduled payroll date following the applicable distribution date under Section 4.4; or

(2)	monthly or annual installments over a period of 5, 10 or 15 years, as elected by the Participant, commencing as soon as administratively practicable on a Company regularly scheduled payroll date following the applicable distribution date under Section 4.4. Effective January 1, 2010, a Participant shall be limited to elect a period of only 5 or 10 years.

The form of payment is subject to the provisions of Section 6.1. If a Participant fails to make an election or his or her election is for any reason invalid or ineffective, and he or she does not have a prior valid election under the Plan, his or her Account shall be distributed in a lump sum cash payment.

b.	No Acceleration of Payment. For amounts deferred or attributable to participation in the Plan on or after January 1, 2005, a Participant shall not be permitted to accelerate his or her distribution under this Section 4.5; provided, however, that if the Plan Administrator so determines, in its sole and absolute discretion, that such acceleration is permitted under Code Section 409A, then such acceleration shall be permitted.

4.6	No Revocation of Deferral Election

After the end of the later of (a) the annual enrollment period, or (b) for a new hire, the date a newly hired Employee timely elects to participate in the Plan, a Participant may not increase, decrease, or terminate his or her Deferral Election for that Plan Year. Notwithstanding anything herein to the contrary, the Plan Administrator may provide for changes in deferral elections, provided such ability to change deferral elections is made available to all eligible Employees and such election changes comply with all provisions of the Code, including but not limited to, Code Section 409A. By way of example only, the Plan Administrator may provide for eligible Employees to change the amount of base compensation to be deferred in a Plan Year provided such election is made available to all eligible Employees with the election period ending no later than December 31 of the Plan Year immediate preceding the Plan Year in which the base compensation is to be deferred.

ARTICLE 5.

PARTICIPANT ACCOUNTS

5.1	Investment Elections

a.	Deemed Investment of Accounts. The Plan Administrator may from time to time select a fixed interest rate that shall be credited to Participants’ Accounts or Investment Funds that shall serve as hypothetical investment options for an Account. The Plan Administrator may establish limits on the portion of an Account that may be hypothetically invested in any Investment Fund or in any combination of Investment Funds. To the extent the Plan Administrator permits Participants to select from Investment Funds, each Participant may elect to deem amounts credited to his or her Account to be invested in any one or more of the Investment Funds in 1 percent (1%) increments, as specified by the Participant. A Participant shall make this election at a time, and in a manner, specified by the Plan Administrator. There is no requirement that the Company or Plan Administrator actually invest funds in any Investment Fund or other investment. In the event the Company determines, in its sole and absolute discretion, to invest funds in one or more investments in connection with the Plan, the assets shall remain the sole property of the Company.

b.	Changes of Deemed Investment Funds. To the extent the Plan Administrator permits Participants to select among Investment Funds, each Participant may elect, no more frequently than each calendar quarter (or such other time period as established by the Plan Administrator), to change the amounts deemed invested in any Investment Fund to any one or more of the other Investment Funds in 1 percent (1%) increments, or in whole dollar increments, at any time by giving notice of such transfer to the Plan Administrator (or its designee) at a time, and in a manner, specified by the Plan Administrator. This transfer shall be effective as soon as administratively feasible following the end of the quarter in which the transfer election is properly made by the Participant.

5.2	Valuation of Participant Accounts

As of each Valuation Date, the Plan Administrator (or its designee) shall value all Accounts under the Plan, and allocate gains and losses among the Accounts, and process additions and withdrawals to and from the Accounts, in the following manner:

a.	Accounting for Deemed Investment Gains or Losses. The Plan Administrator (or its designee) shall first credit the Account with the deemed fixed interest rate selected by the Plan Administrator for such Plan Year. If the Plan Administrator has permitted the Participants to select from Investment Funds, each Account shall be adjusted each Valuation Date by applying the closing market price of the Investment Funds on the current Valuation Date to the share/unit balance of the Investment Funds as of the close of business on the current Valuation Date.

b.	Accounting for Contributions and Distributions. The Plan Administrator (or its designee) shall then account for any contributions or distributions made to or from the Account.

ARTICLE 6.

PAYMENT OF ACCOUNTS

6.1	Payments to a Participant

a.	General Rule. Except as otherwise provided in Subsection 6.1(c) and Section 6.4, the Participant’s Account shall be distributed in the form and at the time elected by the Participant under Article 4.

b.	Cash Payments Only. All Plan payments shall be made exclusively in cash; no in-kind distributions shall be permitted.

c.	Exception. Regardless of any election made under Article 4, and without requiring Participant consent:

(1)	if a Participant has fewer than five (5) Years of Service at the time the Participant incurs a Termination of Employment, or the value of a Participant’s Account is less than $50,000, the Participant’s Account shall be paid to him or her in a single lump sum distribution as soon as practicable, but in no event more than 60 days, following the Participant’s Termination of Employment date; or

(2)	if a Participant has at least five (5), but no more than ten (10), Years of Service at the time the Participant incurs a Termination of Employment, and the value of the Participant’s Account is greater than $50,000, his or her Account shall be paid as soon as practicable, but in no event more than 60 days, following the Participant’s Termination of Employment date in the form previously elected by the Participant, over a period not to exceed five (5) years; or

(3)	a Participant has at least ten (10) Years of Service at the time the Participant incurs a Termination of Employment, and the value of the Participant’s Account is greater than $50,000, his or her Account shall be paid in accordance with his or her current and effective Distribution Election, with such payment being made no later than 60 days following the distribution date.

d.	Transfer to a Non-Participating Affiliate or to Independent Contractor or Career Agent Status. In the event a Participant leaves the employment of a participating Employer, and becomes employed by an Affiliate that has not adopted the Plan, or changes from Employee to Independent Contractor or Career Agent status, his or her Account shall not be distributed to him or her until such time as he or she incurs a Termination of Employment from the non-participating Affiliate or ceases providing services as an independent contractor to the Company and all Affiliates; provided, however, that a termination of employment shall be deemed to occur if the level of bona fide services the Participant will be performing for the Company or an Affiliate is no more than 20% of the level of services he or she provided to the Company or his or her Employer over the immediately preceding 36-month period (or the full period of service the Participant provided to his or her Employer), with such 36-month period beginning on the date immediately preceding the date on which such change in the level of services occurs. Payments shall be made in accordance with the foregoing provisions of this Section 6.1.

6.2	Payments to a Beneficiary

If a Participant dies before his or her Account has been completely distributed to him or her, the remaining balance shall be distributed to the Participant’s Beneficiary in a single lump sum cash payment as soon as administratively practicable following the date of the Participant’s death, but in no event later than 60 days following the date payment is required to be made. The lump sum payment shall include the pro rata interest or earnings amount which has accrued since the last Valuation Date.

6.3	Financial Hardship Withdrawal

a.	Financial Hardship. Generally, a Participant may not receive a distribution from the Plan prior to the applicable distribution date under Section 4.5. However, the Plan Administrator may, in its sole and absolute discretion, allow a Participant to withdraw all or part of his or her Account in the event of an unforeseen financial hardship, as defined in Section 6.3(b). The amount withdrawn may not exceed the amount needed to satisfy the financial hardship, including all applicable income taxes payable on such amount. A Participant must exhaust all other potential sources of funds, including but not limited to, a loan from the 401(k) Savings Plan, cessation of deferrals to the 401(k) Savings Plan, or a loan from a bank or a similar source of funds.

b.	Definition of Financial Hardship. For purposes of the Plan, a “financial hardship” is an unforeseeable financial emergency resulting from a sudden and unexpected illness of the Participant, his or her spouse or dependent (as defined in Code Section 152(a)), loss of the Participant’s or his or her beneficiary’s property due to a casualty, or other similar circumstances arising from events that are beyond the Participant’s control, as determined in the sole discretion of the Plan Administrator, taking into account the requirements of Code Section 409A. In applying the provisions of this Section 6.3, there is no requirement that the Plan Administrator treat all Participants equally or that a hardship distribution be approved by the Plan Administrator.

6.4	Payments to Specified Employees

Notwithstanding any provision in this Plan to the contrary, payments to a Specified Employee shall not be made until the expiration of six (6) calendar months from the date of his or her Termination of Employment date, and the value of such Participant’s Account shall be adjusted to reflect investment earnings during this period.

ARTICLE 7.

ADMINISTRATION

7.1	Administration

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. It may, from time to time, establish rules and procedures for the administration of the Plan and the transaction of the Plan’s business. The Plan Administrator shall have the exclusive authority and discretion to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit. The Plan Administrator or anyone duly appointed by the Plan Administrator, shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion. All findings of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan, and shall be given the maximum possible deference allowed by law. The Plan Administrator may provide for the use of electronic means for transmittal of information, transmission of elections and similar purposes and an electronic signature shall be considered a “wet” signature for all purposes of the Plan.

7.2	Appeal from a Claim Denial

If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given written notice of the denial. This notice shall be furnished in writing or electronically, within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This period shall not exceed 90 days after receipt of the claim, except that if special circumstances require an extension of time, written notice of the extension (which shall not exceed 90 days) shall be furnished to the claimant.

This notice shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

a.	the specific reasons for the denial;

b.	specific reference to the Plan provisions on which the denial is based;

c.	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;

d.	an explanation that a full and fair review by the Plan Administrator of the decision denying the claim may be requested by the claimant or an authorized representative by filing with the Plan Administrator, within 60 days after the notice has been received, a written request for the review;

e.	an explanation that if an appeal is requested, the claimant or an authorized representative may review pertinent documents and submit issues and comments in writing within the same 60-day period specified in subsection (d);

f.	statement of the claimant’s right to bring suit under ERISA; and

g.	such other information as may be required under ERISA.

The decision of the Plan Administrator upon review shall be made promptly and not later than 60 days after the Plan Administrator’s receipt of the request for review, unless special circumstances require an extension of time for processing. In this case the claimant shall be so notified, and a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be communicated in writing or electronically, shall include specific reasons for the denial, shall include specific references to the pertinent Plan provisions on which the denial is based, a statement that the claimant is entitled to receive pertinent documents and information, a statement that the claimant may bring suit under ERISA, and such other information as may be required under ERISA. The decision shall be written in a manner calculated to be understood by the claimant. The Participant or his delegate shall not institute any legal proceedings until he or she has exhausted his or her administrative appeal rights under the Plan. Suit must be brought within one calendar year of the date of the written decision of the Plan Administrator or the Participant shall be deemed to waive his or her right to bring suit under ERISA.

7.3	Tax Withholding

The amount deferred by a Participant under Article 4 shall not be subject to applicable Federal, State or local income taxes, but shall be subject to applicable FICA taxes, to the extent permitted by applicable Federal, State or local law. All payments made from the Plan shall be subject to applicable Federal, State, local and/or foreign income tax withholding, or if applicable, to an amount reasonably determined by the Plan Administrator, the Company or the Employer, as the case may be, to be necessary to cover any Federal, State, local and/or foreign income taxes for which such Participant may be liable and/or that may be assessed with regard to the Plan payment.

7.4	Expenses

All expenses incurred in the administration of the Plan shall be paid by the Company.

7.5	Account Corrections

If an error or omission is discovered in the crediting of contributions to or otherwise in connection with any Account, an appropriate adjustment or correction shall be made to such Account, as determined by the Plan Administrator in its sole and absolute discretion, such that the error or omission is corrected. Such correction may be prospective or retroactive and no Participant consent shall be required with respect to any such correction made by the Plan Administrator.

ARTICLE 8.

ADOPTION OF THE PLAN BY AN AFFILIATE;

AMENDMENT AND TERMINATION OF THE PLAN

8.1	Adoption of the Plan by an Affiliate

An Affiliate may adopt the Plan by appropriate action of its board of directors or authorized officers or representatives, subject to the approval of the Company’s board of directors or its delegate. A list of participating Employers is attached as Attachment A.

8.2	Amendment and Termination

The Company hereby reserves the right to amend, modify, or terminate the Plan at any time, and for any reason or no reason, by appropriate action of its board of directors or its delegate. No amendment or termination shall adversely affect benefits accrued prior to the date of the amendment or termination without the prior written consent of the affected Participant. Notwithstanding anything herein to the contrary, on termination of the Plan, subject to the provisions of Code Section 409A, the Company in its sole and absolute discretion shall determine if distributions of Accounts shall be made and the form of such payments and no Participant consent shall be required with respect to such distribution.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1	No Contract of Employment

Nothing contained in the Plan shall be construed to give any Participant the right to be retained in the service of an Employer or Affiliate or to interfere with the right of an Employer or Affiliate to discharge a Participant at any time. A Participant shall, at all times, remain an “at will” employee of the Employer.

9.2	Financing

The benefits under the Plan shall be paid solely out of the general assets of the Company, except to the extent they are paid by the Employer employing the Participant. There is no requirement, expressed or implied, that the Company or an Employer set aside any funds to meet benefit payment obligations associated with the Plan. To the extent any such funds are set aside, they shall, at all times, remain the exclusive property of the Company or the Employer, as the case may be.

9.3	Unsecured Interest

No Participant shall have any interest whatsoever in any specific asset of the Company, his or her Employer or an Affiliate. To the extent that any person acquires a right to receive payments under this Plan, this right shall be no greater than the right of any unsecured general creditor of the Company or the Participant’s Employer, as the case may be.

9.4	Nontransferability

In no event shall the Company or an Employer make any payments under the Plan to any assignee or creditor of a Participant or Beneficiary. Prior to the time of payment hereunder, no Participant or Beneficiary shall have any right by way of anticipation or otherwise to assign or otherwise dispose of any interest under the Plan, including by order of a court in connection with a Participant’s divorce or separation, nor shall rights be assigned or transferred by operation of law, and any attempt to do so shall be null and void and of no effect. Notwithstanding the foregoing, amounts payable by the Plan may be used to offset any amounts owed to the Company or an Employer by the Participant at the time payment is required to be made. Consent of the Participant or Beneficiary is not required before the Company or an Employer recovers amounts payable to it under this Section 9.4

9.5	Severability

If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.6	Compliance with Code Section 409A

The Plan is intended to comply with the provisions of Code Section 409A. The Plan Administrator has the discretion to interpret and administer the Plan in such a way as to ensure compliance with Code Section 409A irrespective of any election or direction provided by a Participant.

9.7	Applicable Law

Except to the extent preempted by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

9.8	Lost Distributees

Any benefit payable under the Plan shall be forfeited if the distributee to whom payment is due cannot be located; provided, however, that such benefit shall be paid if a claim is made by the distributee within two (2) years of the date the benefit first became payable and before the Plan is terminated. Any claim made after the expiration of the two (2) year period or after the Plan is terminated and final distributions made, shall be forfeited.

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IN WITNESS WHEREOF, ING North America Insurance Corporation has caused this instrument to be executed by its duly authorized officer effective as of the date specified above.

ING NORTH AMERICA INSURANCE CORPORATION

By:
Title:
Date:	, 2008

ATTACHMENT A

LIST OF PARTICIPATING EMPLOYERS

FROM JANUARY 1, 2005 FORWARD

PARTICIPATING EMPLOYERS	DATES OF PARTICIPATION

Financial Network Investment Corporation	January 1, 2005 -

ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company)	January 1, 2005 -

ING Advisors, Inc. (formerly known as Pilgrim Advisors, Inc.)	January 1, 2005 -

ING Brokers Network, LLC	January 1, 2005 -

ING Fund Distributors, LLC (formerly known as ING Pilgrim Securities, Inc.)	January 1, 2005 -

ING Insurance Agency, Inc.	January 1, 2005 -

ING International Insurance Holdings, Inc. (Prior to February 11, 2002, Aetna International, Inc.)	January 1, 2005 -

ING Investment Management LLC	January 1, 2005 -

ING Investments LLC (formerly known as ING Pilgrim Investments, LLC)	January 1, 2005 -

ING Life Insurance and Annuity Company (prior to May 1, 2001, Aetna Life Insurance and Annuity Company)	January 1, 2005 -

ING National Trust	January 1, 2005 -

ING North America Insurance Corporation	January 1, 2005 -

ING Re Underwriters, Inc.	January 1, 2005 -

MIA Office Americas, Inc.	January 1, 2005 -

PFP Holdings, LP	January 1, 2005 -

PrimeVest Financial Services, Inc.	January 1, 2005 -

Reliastar Life Insurance Company	January 1, 2005 -

Reliastar Life Insurance Company of New York	January 1, 2005 -

Security Life of Denver Insurance Company	January 1, 2005 -

PARTICIPATING EMPLOYERS	DATES OF PARTICIPATION

Successful Money Management Seminars, Inc.	January 1, 2005 -

ING Financial Partners, Inc., (formerly Washington Square Securities, Inc.)	January 1, 2005 -

ING Institutional Plan Service, LLC (formerly CitiStreet LLC)	January 1, 2010 -